Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Post-Effective Amendment No. 2 (the “Post-Effective Amendment”) to the Registration Statement on Form S-1 (File No. 333-172202) of Snap Interactive, Inc., of our report dated March 30, 2012, except for Note 12 as to which the date is December 7, 2012 relating to the December 31, 2011(restated) and 2010 consolidated financial statements of Snap Interactive, Inc. and Subsidiaries included in this Post-Effective Amendment filed with the Securities and Exchange Commission.

We also consent to the reference to our Firm under the caption “Experts” in this Post-Effective Amendment.

/s/ Liggett, Vogt & Webb, P.A.

LIGGETT, VOGT & WEBB, P.A.
Certified Public Accountants

Boynton Beach, Florida
December 18, 2012